Exhibit 107
CALCULATION OF FILING FEE TABLE
SCHEDULE 14A
(Form Type)

The Baldwin Insurance Group, Inc.
(Name of the Issuer)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to Be Paid	$4,273,019,465.00(1)(2)	0.0000870	$371,752.69(2)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$4,273,019,465.00
Total Fees Due for Filing			$371,752.69
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$371,752.69

(1)
Aggregate number of securities to which transaction applies: As of September 11, 2026, the maximum number of shares of Class A Common Stock to which this transaction applies is estimated to be 131,477,522, which consists of the following securities that are entitled to receive the per share merger consideration noted in the following clauses: (a) 97,362,248 shares of Class A Common Stock (excluding the Rollover Shares) entitled to receive the per share merger consideration of $32.50; (b) 32,707,329 shares of Class A Common Stock underlying outstanding OpCo LLC Units (excluding the Rollover Units and the Retained Units), which are entitled to receive the per share merger consideration of $32.50; and (c) a maximum of 1,407,945 shares of Class A Common Stock underlying outstanding Company PSUs, which may be entitled to receive the per share merger consideration of $32.50 (assuming achievement of all applicable performance conditions at the midpoint between target and superior performance, the maximum level permitted under Section 2.07(a) of the Merger Agreement).

(2)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of September 11, 2026, the underlying value of the transaction was calculated based on the sum of (a) the product of 97,362,248 shares of Class A Common Stock and the per share merger consideration of $32.50, (b) the product of 32,707,329 shares of Class A Common Stock underlying outstanding OpCo LLC Units and the per share merger consideration of $32.50 and (c) the product of 1,407,945 shares of Class A Common Stock underlying outstanding Company PSUs and the per share merger consideration of $32.50 (assuming achievement of all applicable performance conditions at the midpoint between target and superior performance, the maximum level permitted under Section 2.07(a) of the Merger Agreement). In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by  0.0000870.